UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KURA ONCOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

KURA ONCOLOGY, INC.

11119 North Torrey Pines Road, Suite 125

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Kura Oncology, Inc., a Delaware corporation. The meeting will be held on Thursday, May 12, 2016, at 11:00 a.m. local time at the offices of Kura Oncology, Inc., 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037, for the following purposes:

1.	To elect the four nominees for director named in the accompanying proxy statement to hold office until our 2017 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

3.	To approve an amendment to our Amended and Restated Certificate of Incorporation.

4.	To conduct any other business properly brought before the meeting.

Our Board of Directors recommends a vote “FOR” all of the proposed nominees for election to our Board of Directors and “FOR” each of the other proposals. The accompanying proxy statement contains additional information and should be carefully reviewed by stockholders.

The record date for the Annual Meeting is March 17, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to Be Held on May 12, 2016 at 11:00 a.m. local time at the offices of Kura Oncology, Inc., 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037.

The proxy statement and annual report to stockholders are available at www.kuraoncology.com

By Order of the Board of Directors,

Troy E. Wilson, Ph.D., J.D. President and Chief Executive Officer

La Jolla, California

                    , 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

KURA ONCOLOGY, INC.

11119 North Torrey Pines Road, Suite 125

La Jolla, California 92037

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 12, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Kura Oncology, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Kura”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail these proxy materials on or about                     , 2016 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 12, 2016 at 11:00 a.m. local time at the offices of Kura Oncology, Inc., 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037. Directions to the meeting may be found at www.kuraoncology.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 17, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 21,370,560 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 17, 2016 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 17, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the four nominees for director named in this proxy statement to hold office until our 2017 Annual Meeting of Stockholders (Proposal 1);

•

Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (Proposal 2); and

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation (Proposal 3).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the election of directors, you may either vote “For” all of the nominees or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or you may abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or, vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 11, 2016 to be counted.

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To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card or notice. Your vote must be received by 11:59 p.m. Eastern Time on May 11, 2016 to be counted.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Kura. Simply complete and mail the voting instruction form to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 17, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or 3, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” Proposal 1, the election of all nominees for director named in this proxy statement, “For” Proposal 2, to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 and “For” Proposal 3 to approve an amendment to our Amended and Restated Certificate of Incorporation. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Kura will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•

You may send a timely written notice that you are revoking your proxy to our Secretary at 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037. To be timely, a written notice revoking your proxy must be received by May 11, 2016.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank with respect to changing your vote.

When are stockholder proposals and director nominations due for the 2017 Annual Meeting of Stockholders?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by     , 2016, to the attention of our Secretary at 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the U.S. Securities and Exchange Commission, or SEC, in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If you wish to submit a proposal (including a director nomination) at the 2017 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, your written request must be received by our Secretary between January 12, 2017 and February 11, 2017, provided that, if our 2017 Annual Meeting of Stockholders is earlier than April 12, 2017 or later than June 11, 2017, your written request must be received by our Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

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For the election of directors, the four nominees named in this proxy statement receiving the most “For” votes from the holders of shares present in person at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 must receive “For” votes from the holders of a majority of shares present in person at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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For the amendment to our Amended and Restated Certificate of Incorporation to be approved, “For” votes must be received from the holders of at least 66-2/3% of the shares present in person at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as “Against” votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 21,370,560 shares outstanding and entitled to vote. Thus, the holders of at least 10,685,281 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available at www.kuraoncology.com.

Description of the Merger and Private Placement in March 2015

On March 6, 2015, Kura Oncology, Inc., or Prior Kura, completed a reverse merger transaction, referred to throughout this proxy statement as the “Merger,” with a public shell company named Zeta Acquisition Corp. III, or Zeta. Zeta was formed in November 2007 as a vehicle to acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Prior Kura was incorporated in the State of Delaware in August 2014 to focus primarily on discovering and developing personalized therapeutics for the treatment of solid tumors and blood cancers. In the Merger, each outstanding share of capital stock of Prior Kura was automatically exchanged for 0.5 shares of Zeta common stock. As a result of the Merger, Prior Kura survived as a wholly-owned subsidiary of Zeta. In connection with the Merger, Prior Kura changed its name to “Kura Operations, Inc.” and Zeta changed its name to “Kura Oncology, Inc.” In addition, on March 31, 2015, Kura Operations, Inc. merged with and into Kura Oncology, Inc., referred to throughout this proxy statement as the “Upstream Merger,” and Kura Oncology, Inc., referred to in this proxy statement as “we,” “us,” the “Company,” or “Kura,” continued as the surviving entity.

Immediately prior to the Merger, on March 6, 2015, Prior Kura sold to accredited investors 9,485,566 shares of its common stock at a price of $6.32 per share, or Private Placement, for net proceeds of approximately $55.8 million, which includes approximately $7.5 million in principal and $0.1 million in accrued interest from the conversion of the then convertible promissory notes. The share and per share numbers have been retrospectively adjusted to reflect the one for 0.5 shares of common stock exchanged in the Merger.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four members, all of whom have been nominated for re-election as a director this year: Troy E. Wilson, Ph.D., J.D., Faheem Hasnain, Robert E. Hoffman and Thomas Malley. Each nominee for director is to be elected at the Annual Meeting to serve until our 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The four nominees named in the proxy statement receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the four nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH NAMED NOMINEE.

The following table sets forth information as of March 15, 2016 for our directors.

Name	Age	Position
Troy E. Wilson, Ph.D., J.D.	47	President and Chief Executive Officer, Chairman
Faheem Hasnain	57	Director
Robert E. Hoffman	50	Director
Thomas Malley	47	Director

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Nominees for Election for a One-Year Term Expiring at the 2017 Annual Meeting

Troy E. Wilson, Ph.D., J.D. has served as our President and Chief Executive Officer and as the chairman of our Board of Directors since the Merger in March 2015. Dr. Wilson co-founded Prior Kura in August 2014 and served as the President and Chief Executive Officer of Prior Kura, as well as a member of Prior Kura’s Board of Directors, from August 2014 until the Upstream Merger in March 2015. Dr. Wilson has served as President and Chief Executive Officer of Wellspring Biosciences LLC, a private biopharmaceutical company, and its parent company Araxes Pharma LLC since July 2012 and as President and Chief Executive Officer of Avidity NanoMedicines LLC, a private biopharmaceutical company, since November 2012. Dr. Wilson served as the President and Chief Executive Officer and a member of the Board of Directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively, until its acquisition by Takeda Pharmaceutical Company Limited. He has also been a member of the Board of Directors of Puma Biotechnology, Inc., a public biopharmaceutical company, since October 2013, a member of the Board of Directors of Zosano Pharma, Inc., a public biopharmaceutical company, since June 2014, and a member of the board of managers of Araxes Pharma LLC, a private biopharmaceutical company, since May 2012, a member of the board of managers of Avidity NanoMedicines LLC since November 2012 and a member of the board of managers of Wellspring Biosciences LLC since May 2012. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Dr. Wilson’s experience in the pharmaceutical industry and his experience serving in executive roles and on other boards of directors qualify him to serve on our Board of Directors, including as the chairman.

Faheem Hasnain has served as a member of our Board of Directors since April 2015. Mr. Hasnain served as President, Chief Executive Officer and on the Board of Directors of Receptos, Inc., a biopharmaceutical company, from November 2010 until the company’s acquisition by Celgene Corporation in August 2015. Prior to that, Mr. Hasnain was the President and Chief Executive Officer and a director of Facet Biotech Corporation, a biology driven antibody company with a focus in multiple sclerosis and oncology. He held that position from December 2008 until the company’s acquisition by Abbott Laboratories in April 2010. Previously, Mr. Hasnain was President, Chief Executive Officer and a director of PDL BioPharma, Inc. from October 2008 until Facet Biotech was spun off from PDL BioPharma in December 2008. From October 2004 to September 2008, Mr. Hasnain served at Biogen Inc., a biotechnology company specializing in neurological disorders, autoimmune disorders and cancer, most recently as Executive Vice President in charge of the oncology/rheumatology strategic business unit. Prior to Biogen, Mr. Hasnain held roles with Bristol Myers Squibb, where he was President of the Oncology Therapeutics Network, and for 14 years at GlaxoSmithKline and its predecessor organizations. He has been Chairman of the Board of Sente, Inc. since 2008 and Chairman of the Board of Tocagen Inc. since November 2014. He previously served as a member of the Board of Directors of Ambit Biosciences Corporation, Seragon Pharmaceuticals, Tercica, Inc., Aragon Pharmaceuticals and Somaxon Pharmaceuticals, Inc. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hasnain’s experience in the biopharmaceutical industry and his experience serving in executive roles qualify him to serve on our Board of Directors.

Robert E. Hoffman has served as a member of our Board of Directors since March 2015. Mr. Hoffman has served as Chief Financial officer of AnaptysBio, Inc. since July 2015. Prior to joining AnaptysBio, Inc., Mr. Hoffman served as Senior Vice President, Finance and Chief Financial Officer of Arena Pharmaceuticals, Inc., or Arena, a public biopharmaceutical company from June 2012 to July 2015. Mr. Hoffman served as the Vice President, Finance and Chief Financial Officer of Arena from August 2011 to June 2012 and previously from December 2005 to March 2011. Mr. Hoffman served as Vice President, Finance and Chief Accounting Officer of Arena from June 2004 to December 2005, as Vice President, Finance of Arena from April 2000 to June 2004, and as Controller of Arena from August 1997 to April 2000. From March 2011 to August 2011, Mr. Hoffman served as Chief Financial Officer for Polaris Group, a biopharmaceutical drug company. Mr. Hoffman is a member of the Board of Directors of CombiMatrix Corporation, a molecular diagnostics company, and MabVax Therapeutics Holdings, Inc., a biopharmaceutical company. Mr. Hoffman serves as a member of the Financial Accounting Standards Board’s Small Business Advisory Committee and the steering committee of the Association of Bioscience Financial Officers. Mr. Hoffman is also a member and a former director and President of the San Diego Chapter of Financial Executives International. Mr. Hoffman holds a B.B.A. from St. Bonaventure University, and is licensed as a C.P.A. (inactive) in the State of California.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Hoffman’s experience in the biopharmaceutical industry, including serving on other boards of directors, and his experience in accounting and finance qualify him to serve on our Board of Directors.

Thomas Malley has served as a member of our Board of Directors since October 2015. Mr. Malley has served as President of Mossrock Capital, LLC, or Mossrock, a private investment firm, since May 2007. Mr. Malley worked for Janus Mutual Funds in positions of increasing responsibility from April 1991 to May 2007. From January 1999 to May 2007, Mr. Malley served as the portfolio manager of the Janus Global Life Sciences Fund and also led the Janus Healthcare team of analysts. From 1991 to 1998 Mr. Malley served as an equity analyst for Janus covering, among others, healthcare and biotechnology stocks. Mr. Malley has been a director of OvaScience, Inc., a public life sciences company, since October 2012, and BeiGene, Ltd., a public biotechnology company, since January 2016. Previously, he served as a director of Synageva BioPharma Corp., a public biopharmaceutical company, from 2006 to 2015, until its acquisition by Alexion Pharmaceuticals, Inc., Puma Biotechnology, Inc., a public biopharmaceutical company, from 2011 to 2015, and Cougar Biotechnology, Inc., a public biopharmaceutical company, from 2007 to 2009, until its acquisition by Johnson and Johnson. Mr. Malley holds a B.S. in Biology from Stanford University.

The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Malley’s experience in the biopharmaceutical industry, including serving on other boards of directors, and his executive experience qualify him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, other than Dr. Wilson, are independent within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors has a Chairman of the Board, Dr. Wilson, who has authority to, among other things, call and preside over Board of Directors meetings, set meeting agendas, and determine materials to be distributed to the Board of Directors. Accordingly, the Chairman has substantial ability to shape the work of the Board of Directors. In addition, we have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report at least annually to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case. We have chosen to combine the chief executive officer and Chairman of the Board of Directors positions. We believe that this Board of Directors leadership structure is the most appropriate for us. Because we are a small company, it is more efficient to have the leadership of the Board of Directors in the same hands as the chief executive officer. The challenges faced by us at this stage—obtaining financing and implementing our business plan—are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Kura Oncology, Inc. at 11119 North Torrey Pines Road, Suite 125, La Jolla CA 92037. Each communication must set forth: the name and address of the stockholder on whose behalf the communication is sent and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Communications determined by our Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.kuraoncology.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Role of the Board of Directors in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board of Directors. Going forward, we expect that the Audit Committee will receive reports from management at least quarterly regarding our assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, company management is responsible for day-to-day risk management processes. Our Board of Directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of our business and affairs, supports this approach.

Meetings of the Board of Directors

The Board of Directors held ten meetings during 2015. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

Information Regarding Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which was established in November 2015. The following table provides membership and meeting information for fiscal year 2015 for each of the committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Faheem Hasnain	X		X	*	—
Robert Hoffman**	X	*	X		X
Thomas Malley	X		—		X	*
Total meetings in 2015	1		1		1

*	Committee Chairperson
**	Financial Expert

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Below is a description of each committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions which include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related-party transactions in accordance with our related-party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

The current members of the Audit Committee are Messrs. Hoffman, Hasnain, and Malley. Mr. Hoffman serves as the chair of our Audit Committee. The Audit Committee was established in November 2015 and met once during 2015. Our Board of Directors has determined that each member of the Audit Committee is an independent director under Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and under Rule 10A-3 under the Exchange Act. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ audit committee requirements. In arriving at this determination, the Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Our Board of Directors has determined that Mr. Hoffman qualifies as an Audit Committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our Board of Directors has considered Mr. Hoffman’s formal education and the nature and scope of his experience with public companies. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The Audit Committee charter can be found on our website at www.kuraoncology.com in the Corporate Governance section.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee Robert Hoffman, Chair Faheem Hasnain Thomas Malley

Compensation Committee

Our Compensation Committee consists of Messrs. Hasnain and Hoffman. Mr. Hasnain serves as the chair of our Compensation Committee. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and satisfies the NASDAQ independence requirements. The Compensation Committee was established in November 2015 and met once in 2015. The Compensation Committee has a charter that is reviewed and updated annually, or as may be warranted from time to time. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•

making recommendations to the full Board of Directors regarding the compensation and other terms of employment of our chief executive officer and reviewing, determining and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our other executive officers;

•

reviewing and making recommendations to the full Board of Directors regarding performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•

establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

reviewing and making recommendations to the full Board of Directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Typically, we will plan for the Compensation Committee to meet quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the authority, in its sole discretion, to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

The Compensation Committee or the Board of Directors upon recommendation from the Compensation Committee, makes the significant adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Board of Directors upon recommendation from the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

Our Board of Directors and Compensation Committee enlist the services of a third-party company to conduct an analysis of our compensation practices compared with current market practices. Prior to the formation of the Compensation Committee, in October 2014, our Board of Directors engaged the services of Barney & Barney to conduct a review and analysis of our executive and director compensation, including a comparison to the practices of a similarly sized group of peer companies. The peer group was chosen based on several characteristics including: comparable stage in key product and corporate development and similar growth and performance potential. This review, which consisted of an analysis of our compensation practices compared with the prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) of our executive officers and directors and was based on an assessment of market trends through analysis of available public information. Following the Board’s assessment of Barney & Barney’s review and analysis, as well as the Board’s assessment of the experience and performance levels of our executives and other factors deemed appropriate, in January 2015 the Board approved modified salary levels, bonus targets and equity awards for our executives, and in March 2015, the Board approved modified cash and equity compensation arrangements for our directors. As guidelines for our executives and directors, we set target cash compensation, when considering salary and bonus potential (or retainers, in the instance of directors), and equity compensation, delivered through equity-based awards, after generally referencing the 50th percentile of compensation paid to executives and directors within our compensation peer group. We believe that our emphasis on equity compensation serves to retain our executives and directors and align their interests with those of our stockholders. We also believe that generally referencing the 50th percentile in setting total compensation appropriately reflect our position and performance. We may deviate from setting actual compensation levels at the 50th percentile of the peer group with respect to our executives to reflect experience, performance levels and market factors as deemed appropriate by the Compensation Committee or the Board of Directors. The 50th percentile of our peer group was used as a touchstone or guide solely for the purposes of facilitating a subjective evaluation as to what compensation levels would be appropriate for 2015. In any given year the Compensation Committee may consider the experience and performance levels of our executives and other factors deemed appropriate and make a subjective determination that it would be appropriate for any Named Executive Officer’s compensation elements or targeted total compensation and equity levels to deviate from the targeted 50th percentile of the compensation paid to similarly situated officers employed by our peer companies.

In August 2015, our Board of Directors engaged Radford Consulting to review our peer group and conduct a review and analysis of our executive compensation practices compared with current market practices. Following the formation of our Compensation Committee in November 2015, Radford reported directly to the Chair of the Compensation Committee. After considering all of the factors required by applicable NASDAQ rules, the Compensation Committee determined that Radford is independent. Radford’s review, which consisted of an analysis of our practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Radford.

The Compensation Committee charter can be found on our website at www.kuraoncology.com in the Corporate Governance section.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•	evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•	developing a set of corporate governance policies and principles and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The current members of the Nominating and Corporate Governance Committee are Messrs. Malley and Hoffman. Mr. Malley serves as the chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that both such members are independent under Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee was established in November 2015 and met once during 2015.

The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Corporate Governance Committee charter can be found on our website at www.kuraoncology.com in the Corporate Governance section.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal year ended December 31, 2015 and the period from August 22, 2014 (Inception) to December 31, 2014, by Ernst & Young LLP, our independent registered public accounting firm for those periods. All fees described below were pre-approved by the Audit Committee or the Board of Directors.

Period From
	Fiscal Year	August 22, 2014
	Ended	(Inception) to
	December 31, 2015	December 31, 2014
Audit Fees(1)	$534,209	$446,126
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$534,209	$446,126

(1)

Audit fees consist of fees billed for professional services by Ernst & Young for audit and quarterly review of our financial statements and services in connection with our periodic and current SEC filings and registration statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

In connection with the audit of the 2015 financial statements, we entered into an engagement agreement with Ernst & Young, which sets forth the terms under which Ernst & Young performed audit services for us. The agreement is subject to alternative dispute resolution procedures.

During the fiscal year ended December 31, 2015, none of the total hours expended on our financial audit by Ernst & Young were provided by persons other than Ernst & Young full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve the audit and non-audit services rendered by the Company’s independent registered public accounting firm. Effective March 2016, the Audit Committee adopted a policy and procedures for the pre-approval of such audit and non-audit services. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval of a particular service may also be given on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide such service. The pre-approval authority may be delegated to one or more of the Audit Committee’s members, but any pre-approval decisions must be reported to the full Audit Committee at its next scheduled meeting. Pursuant to the policy, the Audit Committee has delegated pre-approval authority to its Chair.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective at the effective time of the Merger, LWBJ, LLP, or LWBJ, was dismissed as the independent registered public accounting firm that audits our financial statements. Our Board of Directors approved such dismissal. Effective as of the effective time of the Merger, our Board of Directors engaged Ernst & Young LLP, as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015.

LWBJ’s audit report on our financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through the date of LWBJ’s dismissal, there were no disagreements with LWBJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of LWBJ, would have caused it to make reference to the subject matter thereof in connection with its report.

During the fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through the date of LWBJ’s dismissal, neither us nor anyone acting on our behalf consulted Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

We provided LWBJ with the foregoing disclosures and requested that LWBJ furnish to us a letter addressed to the SEC stating whether LWBJ agrees with the statements made by us. A copy of the response of LWBJ to the foregoing disclosures was attached as Exhibit 16.1 to the Registration Statement on Form S-1 filed with the SEC on October 20, 2015.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Overview

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the Certificate of Incorporation and Bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.

Section C of Article V of our Amended and Restated Certificate of Incorporation contains a similar “only for-cause” director removal provision, and we do not have a classified Board of Directors or cumulative voting. As such, and in light of the recent VAALCO decision, we will not attempt to enforce the foregoing “only for-cause” director removal provision.

On March 15, 2016, our Board of Directors approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law, any of our directors or our entire Board of Directors may be removed, with or without cause, by the holders of a majority of our shares of common stock then entitled to vote at an election of directors. Our Board of Directors is requesting stockholder approval of such amendment. If approved, the amendment would amend and restate Section C of Article V of our Amended and Restated Certificate of Incorporation, to read as follows: “Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the corporation entitled to vote at an election of directors, voting together as a single class.” The amendment to our Amended and Restated Certificate of Incorporation is attached to this proxy statement as Appendix A.

If the amendment described in this Proposal 3 is adopted by our stockholders, it will become effective upon the filing thereof with the Secretary of State of the State of Delaware. If the amendment described in this Proposal 3 is not approved by our stockholders, Section C of Article V of our Amended and Restated Certificate of Incorporation will continue to be in conflict with Section 141(k) of the Delaware General Corporation Law.

Section 20 of our Amended and Restated Bylaws, or the “Current Bylaws, also contains a similar “only for-cause” director removal provision. On March 15, 2016, our Board of Directors approved, subject to stockholder approval of the amendment described in this Proposal 3, the amendment and restatement of our Current Bylaws in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law, any of our directors or our entire Board of Directors may be removed, with or without cause, by the holders of a majority of our shares of common stock then entitled to vote at an election of directors. No stockholder approval is being requested nor is required with respect to such amendment and restatement of our Current Bylaws.

Required Vote and Recommendation of the Board of Directors

Approval of the amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as “Against” votes.

The Board of Directors believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 15, 2016.

Name	Age	Position(s)
Troy E. Wilson, Ph.D., J.D.	47	Chairman, President and Chief Executive Officer
Heidi Henson	50	Chief Financial Officer and Secretary
Yi Liu, Ph.D.	48	Chief Scientific Officer
Antonio Gualberto, M.D., Ph.D.	51	Chief Medical Officer
Annette North	50	Senior Vice President, General Counsel
Pingda Ren, Ph.D.	47	Senior Vice President, Chemistry and Pharmaceutical Sciences

The following is biographical information for our executive officers other than Dr. Wilson, whose biographical information is included under Proposal 1.

Heidi Henson has served as our Chief Financial Officer and Secretary since the Merger in March 2015 and served as the Chief Financial Officer and Secretary of Prior Kura from August 2014 until the Upstream Merger in March 2015. Ms. Henson has also served as Chief Financial Officer of Wellspring Biosciences LLC, a private biopharmaceutical company, and its parent company Araxes Pharma LLC, since July 2012 and served as Secretary of Wellspring and Araxes from July 2012 to January 2015. From 2007 to March 2012, Ms. Henson served as the Vice President, Finance at Intellikine, Inc., a private biopharmaceutical company, until its acquisition by Takeda Pharmaceutical Company Limited. Ms. Henson has served as an independent financial consultant for several years assisting with various start-up activities for early stage companies, SEC reporting and Sarbanes-Oxley implementation and compliance. Ms. Henson previously served as Director of Finance at Anadys Pharmaceuticals, Inc., a public biopharmaceutical company, and held a number of management positions with Fair Isaac & Co., Inc. (formally HNC Software, Inc.), a public software company. Ms. Henson began her career in auditing at PricewaterhouseCoopers LLP, a public accounting firm, where she served both public and private companies. She received a Bachelor’s of Accountancy from the University of San Diego and is a Certified Public Accountant in the state of California.

Yi Liu, Ph.D. has served as our Chief Scientific Officer since the Merger in March 2015. Dr. Liu co-founded Prior Kura in August 2014 and served as the Chief Scientific Officer of Prior Kura from October 2014 until the Upstream Merger in March 2015. Prior to that, Dr. Liu co-founded and served as Chief Scientific Officer of Wellspring Biosciences LLC, a private biopharmaceutical company, from July 2012 to September 2014. Dr. Liu also co-founded Intellikine, Inc., a private biopharmaceutical company, where he served as Vice President of Drug Discovery from 2007 to May 2012, until its acquisition by Takeda Pharmaceutical Company Limited. Prior to Intellikine, Dr. Liu was the head of the drug design group at the Genomics Institute of the Novartis Research Foundation. Earlier in his career, he held senior scientist positions at both SGX Pharmaceuticals, Inc., a public biopharmaceutical company which was acquired by Eli Lilly and Company in 2008, and Curagen Corporation, a public biopharmaceutical development company. Dr. Liu received his Ph.D. in Biochemistry from Princeton University, his MSc in computational chemistry from Beijing University and his BE in Chemical Engineering from Tsinghua University.

Antonio Gualberto, M.D., Ph.D. has served as our Chief Medical Officer since the Merger in March 2015. Dr. Gualberto co-founded Prior Kura in August 2014 and served as the Chief Medical Officer of Prior Kura from October 2014 until the Upstream Merger in March 2015. From June 2012 to September 2014, Dr. Gualberto served as the head of the global clinical development center for oncology at EMD Serono, Inc., the biopharmaceutical subsidiary in the United States of Merck KGaA, Darmstadt, Germany, a global pharmaceutical and chemical group. Prior to this, from September 2010 to April 2012, Dr. Gualberto served as a group head of clinical research for the Takeda Oncology Company, a private biopharmaceutical company. From October 1999 to August 2010, Dr. Gualberto served in varying roles at Pfizer, Inc., a public pharmaceutical company, including Senior Director, Clinical Development and Medical Affairs, and Global Clinical Leader. He has also held several academic positions including, from October 2008 to June 2012, an adjunct appointment of associate professor of pathology and laboratory medicine at The Warren Alpert Medical School of Brown University. Dr. Gualberto received his B.S. from Trinidad College and M.D. and Ph.D. degrees from the University of Seville in Spain. He received postgraduate fellowship training at Case Western Reserve University and the University of North Carolina at Chapel Hill Lineberger Comprehensive Cancer Center.

Annette North has served as our Senior Vice President, General Counsel since the Merger in March 2015 and served as the Senior Vice President, General Counsel of Prior Kura from January 2015 until the Upstream Merger in March 2015. Ms. North also serves as General Counsel and Secretary of Wellspring Biosciences LLC and its parent company Araxes Pharma LLC. Prior to joining us, Ms. North served as Senior Vice President and General Counsel of Ambit Biosciences Corporation, a public biopharmaceutical company, from June 2013 to January 2015, during which time Ambit completed its initial public offering and was acquired by Daiichi Sankyo Company Limited. From January 2009 to December 2014, Ms. North was an independent legal consultant to a number of life sciences companies. From 2000 to 2008, Ms. North served as General Counsel and held a number of other positions at SGX Pharmaceuticals, Inc., a public biopharmaceutical company which was acquired by Eli Lilly and Company in 2008. Earlier in her career, Ms. North served as Senior Director of Operations and Legal at Axys Pharmaceuticals, Inc., a biopharmaceutical company, and Director of Legal Affairs at Sequana Therapeutics, Inc., a biopharmaceutical company. Ms. North received both her Bachelor of Commerce and her Bachelor of Laws from the University of Melbourne, Australia.

Pingda Ren, Ph.D. has served as our Senior Vice President of Chemistry and Pharmaceutical Sciences since the Merger in March 2015. Dr. Ren co-founded Prior Kura in August 2014 and served as the Senior Vice President of Chemistry and Pharmaceutical Sciences of Prior Kura from October 2014 until the Upstream Merger in March 2015. Prior to that, Dr. Ren co-founded and served as Senior Vice President of Chemistry of Wellspring Biosciences LLC, a private biopharmaceutical company, from July 2012 to September 2014. Dr. Ren also co-founded Intellikine, Inc., a private biopharmaceutical company, where he served as Vice President of Chemistry from 2007 to May 2012, until its acquisition by Takeda Pharmaceutical Company Limited. Prior to Intellikine, Dr. Ren was a Senior Research Investigator in Genomics Institute of the Novartis Research Foundation. Earlier in his career, Dr. Ren was a Senior Research Chemist at Albany Molecular Research Inc., a public global contract research and manufacturing organization. Dr. Ren earned his B.A and Ph.D. of Chemistry from Fudan University in China. He completed his postdoctoral research with Professor Huw M. L. Davies at State University of New York at Buffalo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2016, by: (i) each of our directors; (ii) each of the Named Executive Officers in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,370,560 shares outstanding on January 31, 2016, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for the following stockholders is c/o Kura Oncology, Inc., 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037.

Beneficial Owner	Title	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)(1)
Greater than 5% stockholders
Entities affiliated with FMR LLC(2)		3,113,719	14.6%
EcoR1 Capital, LLC(3)		2,450,000	11.5%
ARCH Venture Fund VIII, L.P.(4)		1,888,687	8.8%
Entities affiliated with Partner Fund Management, L.P.(5)		1,542,917	7.2%
Clough Capital Partners L.P.(6)		1,076,333	5.0%
Directors and Named Executive Officers
Troy E. Wilson, Ph.D., J.D.(7)	Chairman, President and Chief Executive Officer	2,148,934	10.1%
Faheem Hasnain(8)	Director	23,983	*
Robert E. Hoffman(9)	Director	19,494	*
Thomas Malley(10)	Director	89,557	*
Antonio Gualberto, M.D., Ph.D.(11)	Chief Medical Officer	343,098	1.6%
Annette North(12)	Senior Vice President, General Counsel	120,780	*
All current executive officers and directors as a group (9 persons)(13)		4,529,922	21.1%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of January 31, 2016, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 12, 2016, as of December 31, 2015. FMR LLC, certain of its subsidiaries and affiliates, and other companies beneficially owned 3,113,719 shares of common stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or the Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)

Consists of (a) 1,793,221 shares of common stock owned by EcoR1 Capital Fund Qualified, L.P. and (b) 656,779 shares of common stock owned by EcoR1 Capital Fund, L.P. EcoR1 Capital, LLC, as the sole general partner of EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P., may be deemed to beneficially own the shares held of record by EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P. EcoR1 Capital, LLC has an address at 409 Illinois Street, San Francisco, CA 94158.

(4)

Consists of shares held of record by ARCH Venture Fund VIII, L.P., or ARCH VIII. ARCH Venture Partners VIII, L.P., or the GPLP, as the sole general partner of ARCH VIII, may be deemed to beneficially own certain of the shares held of record by ARCH VIII. The GPLP disclaims beneficial ownership of all shares held of record by ARCH VIII in which the GPLP does not have an actual pecuniary interest. ARCH Venture Partners VIII, LLC, or the GPLLC, as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by ARCH VIII. The GPLLC disclaims beneficial ownership of all shares held of record by ARCH VIII in which it does not have an actual pecuniary interest. Keith Crandell, Clinton Bybee and Robert Nelsen are the managing directors of the GPLLC, and may be deemed to beneficially own certain of the shares held of record by ARCH VIII. The managing directors disclaim beneficial ownership of all shares held of record by ARCH VIII in which they do not have an actual pecuniary interest. ARCH Venture Fund VIII, L.P. has an address at 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(5)

Based on a Schedule 13G/A filed with the SEC on February 16, 2016. Partner Fund Management, L.P., or PFM, and Partner Fund Management GP, LLC, or PFM-GP, may be deemed to beneficially own 1,494,169 shares of common stock as of December 31, 2015. Partner Investment Management, L.P., or PIM, and Partner Investment Management GP, LLC, or PIM-GP, may be deemed to beneficially own 48,748 shares of common stock. Brian D. Grossman, or Grossman, and Christopher M. James, or James, may be deemed to beneficially own 1,542,917 shares of common stock. The Schedule 13G/A was jointly filed by PFM, PFM-GP, PIM, PIM-GP, Grossman and James with respect to shares of common stock owned by PFM Healthcare Master Fund, L.P., or HCM, PFM Healthcare Opportunities Master Fund, L.P., or HCOPP, PFM Oncology Opportunities Master Fund, L.P., or ONCOPP, PFM Healthcare Principals Fund, L.P., or HCP, and PFM Healthcare Emerging Growth Master Fund, L.P., or HEGM, and, collectively with HCM, HCOPP, ONCOPP and HCP, the “Funds.” PFM is the investment advisor for HCM, HCOPP, ONCOPP and HEGM. PIM is the investment advisor for HCP. PFM-GP and PIM-GP are, respectively, the general partners of PFM and PIM. Grossman is the portfolio manager for the health care strategy for the Funds. James is the chief investment officer for PIM and PFM and member manager of PFM-GP and PIM-GP. The address of the principal business office of each of such entities and persons is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.

(6)

Consists of shares held of record by Clough Capital Partners L.P. and includes shares beneficially owned by investment companies, pooled investment vehicles and other accounts for which Clough Capital Partners L.P. serves as investment adviser and for which it holds voting and investment power by way of an investment management agreement. Such shares may be deemed beneficially owned by (a) Clough Capital Partners L.P., (b) Clough Capital Partners LLC, the general partner of Clough Capital Partners L.P., and (c) Messrs. Charles I. Clough, Jr., James E. Canty and Eric A. Brock, the managing members of Clough Capital Partners LLC. The managing members disclaim beneficial ownership of all shares held of record by Clough Capital Partners L.P. in which they do not have an actual pecuniary interest. Clough Capital Partners L.P. has an address at One Post Office Square, 40th Floor, Boston, MA 02109.

(7)

Consists of (a) 1,736,991 shares of restricted common stock and common stock owned by Red Fish Blue Fish Revocable Trust, dated December 31, 2012, 1,057,292 shares of which are subject to a right of repurchase by us as of March 31, 2016, (b) 406,736 shares of common stock owned by Araxes Pharma LLC, or Araxes, and (c) 5,207 shares that Dr. Wilson has the right to acquire from us within 60 days of January 31, 2016 pursuant to the exercise of stock options. Dr. Wilson is the trustee of Red Fish Blue Fish Revocable Trust, dated December 31, 2012 and as such has the dispositive power and control over the securities held by such trust.

(8)	Consists of 23,983 shares of common stock owned by Mr. Hasnain.
(9)

Consists of (a) 9,494 shares of common stock owned by Mr. Hoffman, and (b) 10,000 shares that Mr. Hoffman has the right to acquire from us within 60 days of January 31, 2016 pursuant to the exercise of stock options.

(10)	Consists of shares of common stock owned by Mossrock Capital, LLC. Mr. Malley is the president of Mossrock Capital, LLC and has voting and investment power over such shares.
(11)

Consists of (a) 339,973 shares of restricted common stock and common stock owned by Dr. Gualberto, 181,250 shares of which are subject to a right of repurchase by us as of March 31, 2016, and (b) 3,125 shares that Dr. Gualberto has the right to acquire from us within 60 days of January 31, 2016 pursuant to the exercise of stock options.

(12)

Consists of (a) 93,750 shares of restricted common stock owned by Ms. North, 59,246 shares of which are subject to a right of repurchase by us as of March 31, 2016, and (b) 27,030 shares that Ms. North has the right to acquire from us within 60 days of January 31, 2016 pursuant to the exercise of stock options.

(13)

Consists of the shares described in footnotes (7) through (12) and includes (a) 1,776,577 shares of restricted common stock and common stock owned by three other executive officers and/or entities affiliated with such executive officers, 1,057,292 shares of which are subject to a right of repurchase by us as of March 31, 2016, and (b) 7,499 shares that such executives have the right to acquire from us within 60 days of January 31, 2016 pursuant to the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Thomas Malley filed one late Form 4 reporting the acquisition of 50,000 shares of common stock by Mossrock Capital, LLC, for which Mr. Malley serves as president and has sole voting and investment power over such shares.

EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors administers our compensation programs on behalf of the Board of Directors. Although focused on executive compensation, the Compensation Committee also sets the annual compensation guidelines for all our employees.

Our principal executive officer and the two other most highly compensated executive officers for the year ended December 31, 2015, or the Named Executive Officers, are:

•	Troy E. Wilson, Ph.D., J.D., our President and Chief Executive Officer;

•	Antonio Gualberto, M.D., Ph.D., our Chief Medical Officer; and

•	Annette North, our Senior Vice President, General Counsel.

SUMMARY COMPENSATION TABLE FOR FISCAL 2015 AND 2014

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Troy E. Wilson, Ph.D., J.D. (3)	2015	$385,000	$—	$—	$195,000	$2,444	(4)	$582,444
President and Chief Executive Officer	2014	$82,500	$—	$3,500	$—	$612	(4)	$86,612

Antonio Gualberto, M.D., Ph.D. (5)	2015	$359,167	$—	$—	$126,000	$3,181	(6)	$488,348
Chief Medical Officer

Annette North (7)	2015	$292,115	$327,226	$—	$101,548	$3,255	(8)	$724,144
Senior Vice President, General Counsel

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 12 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting, exercise, or the sale of the shares of common stock underlying such awards.

(2)

Amounts shown represent performance bonuses earned in 2015, which were paid in cash in February 2016. Ms. North received a pro-rated bonus payment to reflect her employment start date of January 12, 2015.

(3)	Dr. Wilson served as Prior Kura’s President and Chief Executive Officer from August 29, 2014 until the Upstream Merger in March 2015.
(4)

Amounts for 2015 and 2014 consist of the following, respectively: (i) $810 and $203 for term life insurance premiums and (ii) $1,634 and $409 for long-term disability insurance premiums. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”

(5)

Dr. Gualberto served as Prior Kura’s Chief Medical Officer from October 1, 2014 until the Upstream Merger in March 2015. Dr. Gualberto was not a Named Executive Officer in 2014 and so his compensation for 2014 is not included.

(6)

Consists of the following: (i) $1,242 for term life insurance premiums, (ii) $1,379 for long-term disability insurance premiums, and (iii) $560 for secured parking. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”

(7)	Ms. North’s employment start date was January 12, 2015.
(8)

Consists of the following: (i) $1,139 for term life insurance premiums, (ii) $1,796 long-term disability insurance premiums, and (iii) a $320 gift card. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”

The elements of the compensation program for the Named Executive Officers include: base salary; a non-equity incentive plan bonus; long-term equity awards; certain health, welfare and 401(k) plan benefits and when determined necessary, limited perquisites. The Named Executive Officers also have severance benefits in their respective employment agreements (see “Employment Agreements with Named Executive Officers” and “Potential Payments Upon Termination or Change of Control” below).

Annual Base Salary

Base salaries for our Named Executive Officers are initially established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary, the scope of his or her responsibilities, and competitive market compensation paid by other companies for similar positions within the industry. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after generally referencing the 50th percentile of compensation paid by our peer companies and after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, we draw upon the expertise of our independent compensation consultant, who provides comparative compensation data from similar sized companies in our industry. We also draw upon the experience of members of our Board of Directors with other companies. The Compensation Committee has not previously applied specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer’s then-current base salary. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive. In addition, in setting the base salary of our Chief Executive Officer, the Board and Compensation Committee considered that he typically devotes approximately seventy percent of his time to the Company.

The compensation of our Named Executive Officers other than Dr. Wilson is generally determined and approved by our Compensation Committee. The compensation of Dr. Wilson is determined and approved by our Board of Directors without members of management present, based on recommendations from our Compensation Committee. Prior to the formation of our Compensation Committee in November 2015, the compensation of our Named Executive Officers was determined and approved by our Board of Directors. In January 2015, our Board of Directors approved the below 2015 base salaries for our Named Executive Officers based on the recommendations and evaluations by our third party compensation consultant as necessary to remain competitive with the compensation practices of our peer group. Effective February 1, 2015, the Board of Directors approved that Dr. Wilson’s base salary be increased by approximately 18.2% from $330,000 to $390,000 because it determined that Dr. Wilson’s base salary was at a level significantly lower than the 50th percentile of the peer group and Dr. Gualberto’s base salary be increased by approximately 2.9% from $350,000 to $360,000.

For 2016, our Board of Directors approved a 10.0% increase to Dr. Wilson’s base salary and the Compensation Committee approved an increase of approximately 5.6% to Dr. Gualberto’s base salary and an increase of approximately 10.6% to Ms. North’s base salary. The levels of the 2016 base salary increases were determined to be appropriate based on recommendations from the third party market compensation evaluation as necessary to be competitive with the 50th percentile of our peer group. The 2016 base salary increases became effective on January 1, 2016.

Name	2015 Base Salary	2016 Base Salary
Troy E. Wilson, Ph.D., J.D.	$390,000	$429,000
Antonio Gualberto, M.D., Ph.D.	$360,000	$380,100
Annette North	$300,000	$331,900

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our Named Executive Officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives who significantly impact our corporate results.

Annual corporate goals are established by the Board of Directors at the beginning of each year to which they relate, taking into consideration the recommendations of the Compensation Committee. The annual performance-based bonus each Named Executive Officer is eligible to receive is generally determined based on (i) the individual’s target bonus, as a percentage of base salary, (ii) achievement of corporate goals, and (iii) individual performance, which may be measured against any pre-established individual performance goals specified for any particular year and/or a general individual performance assessment for such period. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, percentage achievement of the corporate goals and percentage achievement of individual performance objectives, which may be measured by reference to either pre-established goals or an overall individual performance evaluation. The Board of Directors determines whether any weighting will be applied to each of the goals that comprise the established corporate performance goals and any individual performance goals, and the relative weighting of the corporate and individual performance.

At the end of the year, the Compensation Committee approves the extent to which we achieved the corporate goals. The extent to which each individual executive achieves his or her individual performance goals, if applicable, and his or her level of individual performance is determined by the Compensation Committee based on our Chief Executive Officer’s, or CEO’s, review and recommendation to the Committee, except the CEO does not make recommendations with respect to his own achievement, and the Committee recommends and our Board of Directors makes the final decisions with respect to the CEO’s individual performance.

Actual award determinations are within the Compensation Committee’s discretion. At the close of the applicable fiscal year, the Compensation Committee comes to a general, subjective conclusion as to whether the corporate goals were met, whether the executive has performed his or her duties in a satisfactory manner and achieved any individual performance goals, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year. The Compensation Committee may decide to pay bonuses to the executive officers even if the specified performance goals are not met, in recognition of the officer’s efforts throughout the year in meeting other objectives not contemplated at the beginning of the performance period. In making the final decision on the amount of bonuses earned, if any, the Compensation Committee considers the review of the year-end financial results as well as the performance reviews for the executive officers given by the Chief Executive Officer with respect to the other Named Executive Officers. In sum, the amount of bonus compensation that is actually earned by our named executives is a subjective, entirely discretionary, determination made by the Compensation Committee without the use of pre-determined formulas. The Compensation Committee believes that maintaining discretion to evaluate corporate and individual performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties. Accordingly, our Compensation Committee or Board of Directors may award a bonus in an amount above or below the amount resulting from the calculation described above, based on other factors that the board determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original goals are set. Payouts of earned bonuses, if any, are generally made in the year following the year of performance.

Each Named Executive Officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below. These bonus targets were set by our Board of Directors based on recommendations from the third party compensation consultant as necessary to be competitive with the 50th percentile of our peer group:

Name	2015 Target Bonus (%)
Troy E. Wilson, Ph.D., J.D.	50
Antonio Gualberto, M.D., Ph.D.	35
Annette North	35

The annual corporate performance goals are generally tied to achievement of discovery, clinical, and regulatory milestones for clinical development, financial factors such as raising or preserving capital and performance against our operating budget, and business development goals related to our development programs. The Compensation Committee reviews the Company’s achievement of the corporate goals in their totality, taking into account the Company’s overall performance for the year.

For 2015, the corporate goals were weighted at 100% for Dr. Wilson and 75% for the other Named Executive Officers. The corporate goals established and achieved for 2015 included achieving various financing and research and development activities and objectives. There were no pre-allocated weightings for the corporate goals. In January 2016, the Compensation Committee determined that 100% of the 2015 corporate goals had been achieved. Dr. Wilson’s bonus, weighted 100% on the corporate goals determined to be 100% achieved, resulted in a performance-based bonus of $195,000, which was approved by the Board of Directors. No individual goals were pre-established for any of our Named Executive Officers for 2015. In determining the individual performance achievement for the Named Executive Officers, the Compensation Committee considered the recommendations of the Chief Executive Officer regarding the individual performance of the executives during 2015. Corporate goals achievement of 100% combined with individual performance achievements of 100% for Dr. Gualberto and Ms. North, resulted in a performance based bonus of $126,000 for Dr. Gualberto and $101,548 for Ms. North. Ms. North’s bonus was pro-rated to reflect her January 2015 employment start date.

Long-term Incentive Program

Our long-term, equity-based incentive awards are designed to align the interests of our Named Executive Officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is generally subject to continued service over a period of several years following the date of grant, our equity-based incentives also serve as a retention device for Named Executive Officers and other service providers.

In 2014, we used restricted stock awards as the primary incentive for long-term compensation to our Named Executive Officers. We generally provide initial grants in connection with the commencement of employment of our Named Executive Officers as an inducement to commencement of employment and starting in 2016, annual grants at or shortly following the end of each year which are subject to vesting over a period of multiple years in order to facilitate retention.

In January 2016, the Compensation Committee, and for Dr. Wilson, the Board of Directors upon recommendation from the Compensation Committee, approved the grant of options to purchase shares of our common stock to our Named Executive Officers. The stock option grants are intended to create a direct link between our Named Executive Officers’ compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive will only receive value from the option grant if the value of our stock increases following the option grant date. We also believe that if our officers own shares of our common stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Our stock option awards are granted subject to vesting restrictions, so they are earned over a period of years during the executive’s continued service with us following the option grant date. We also believe that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and other employees.

In determining the number of shares that should be subject to the January 2016 options, the Compensation Committee considered the Named Executive Officers’ individual performance, overall contribution, the number of unvested restricted stock units or stock options currently held by the executive, the total number of shares available for grant under our Amended and Restated 2014 Equity Incentive Plan, or 2014 plan, and the levels of equity compensation provided by our peer companies to executives in similar positions. The Compensation Committee determined that the foregoing grant levels would be sufficiently large enough to approximate the 50th percentile of the equity compensation levels provided by our peers, while also conserving the number of shares available for future issuance under our 2014 Plan. Dr. Wilson was granted an option to purchase 125,000 shares, Dr. Gualberto was granted an option to purchase 75,000 shares, and Ms. North was granted an option to purchase 80,000 shares.

Prior to the Merger, Prior Kura granted all restricted stock awards pursuant to its 2014 Equity Incentive Plan. Such restricted stock awards generally vest over a four-year period and may be subject to acceleration of vesting under certain termination and change of control events. In connection with the Merger, we assumed Prior Kura’s 2014 Equity Incentive Plan and concurrently approved the amendment and restatement of Prior Kura’s 2014 Equity Incentive Plan, which became effective in April 2015. We will continue to grant equity incentive awards under the terms of our Amended and Restated 2014 Equity Incentive Plan, or 2014 Plan. All options granted under the 2014 Plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

All of our restricted stock awards and stock option grants made to our Named Executive Officers typically vest over a four-year period subject to the Named Executive Officer’s continued services with us, as further described in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.

In addition, the employment agreements with our Named Executive Officers provide for accelerated vesting of their equity awards upon an involuntary termination (both termination without cause and resignation for good reason) that occurs in connection with a change of control transactions. The Compensation Committee and our Board of Directors believe these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of the Compensation Committee members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our Named Executive Officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting provisions for our Named Executive Officers is discussed below under “Employment Agreements with Named Executive Officers.”

Perquisites, Health, Welfare and Retirement Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as our other employees. We do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our Named Executive Officers. In addition, we have an executive disability policy for our executive officers. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests. None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit, non-qualified defined contribution plans or defined benefit pension plans sponsored by us. We provide a 401(k) plan for all our eligible employees, including our Named Executive Officers, as described in the section below entitled “— 401(k) Plan.”

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2015, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)		Option exercise price ($/share)(2)	Option expiration date	Number of shares or units that have not vested (#)		Market value of shares or units that have not vested ($)(3)
Troy E. Wilson, Ph.D., J.D.	8/29/2014	—	—		—	—	1,166,667	(4)	$9,800,003
Antonio Gualberto, Ph.D., M.D.	8/29/2014	—	—		—	—	200,000	(5)	$1,680,000
Annette North	8/29/2014	—	—		—	—	20,834	(6)	$175,006
	10/1/2014	—	—		—	—	44,271	(7)	$371,876
	4/23/2015	—	81,250	(8)	$6.32	4/22/2025	—		$—

(1)	All of the option awards were granted under the 2014 Plan, the terms of which are described below under “Other Equity Compensation Plans—Amended and Restated 2014 Equity Incentive Plan.”
(2)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors, often with the assistance of a third-party valuation expert.

(3)	Computed by multiplying the closing market price of our common stock on December 31, 2015 of $8.40, the last trading date in fiscal year 2015, by the number of shares set forth in this table.
(4)

Such shares are owned by Dr. Wilson’s affiliated family trust, Red Fish Blue Fish Revocable Trust. 1/48th of the shares (i.e. 36,458) vest monthly over the four years following the August 29, 2014 vesting commencement date. In addition, the vesting of the stock award accelerates upon certain terminations occurring in connection with a change of control transaction as described below under “Potential Payments Upon Termination or Change of Control.”

(5)

1/48th of the shares (i.e. 6,250) vest monthly over the four years following the August 29, 2014 vesting commencement date. In addition, the vesting of the stock award accelerates upon certain terminations occurring in connection with a change of control transaction as described below under “Potential Payments Upon Termination or Change of Control.”

(6)

Such award was granted to Ms. North when she was a consultant to the Company. 1/48th of the shares (i.e. 651) vest monthly over the four years following the August 29, 2014 vesting commencement date. In addition, the vesting of the stock award accelerates upon certain terminations occurring in connection with a change of control transaction as described below under “Potential Payments Upon Termination or Change of Control.”

(7)

Such award was granted to Ms. North when she was a consultant to the Company. 1/48th of the shares (i.e. 1,302) vest monthly over the four years following the October 1, 2014 vesting commencement date. In addition, the vesting of the stock award accelerates upon certain terminations occurring in connection with a change of control transaction as described below under “Potential Payments Upon Termination or Change of Control.”

(8)

1/4th of the shares subject to the option award vest on January 12, 2016 and 1/48th of the shares vest monthly thereafter for the remaining three years. In addition, the vesting of the option accelerates upon certain terminations occurring in connection with a change of control transaction as described below under “Potential Payments Upon Termination or Change of Control.”

Option Repricings

We did not engage in any repricings or other modifications or cancellations to any of our Named Executive Officers’ outstanding restricted stock or option awards during 2015 or 2014.

Employment Agreements with Named Executive Officers

All of our Named Executive Officers have employment agreements with us that provide that their employment is at will and may be terminated at any time by the executive or by us with or without cause and without notice. The employment agreements provide for certain base salary, target bonus and severance payments to our Named Executive Officers as follows:

Dr. Wilson

We entered into an executive employment agreement with Dr. Wilson, which was effective as of October 1, 2014, and was amended in May 2015, setting forth the terms of his employment as our President and Chief Executive Officer. Pursuant to the agreement, Dr. Wilson was paid an annual base salary of $330,000 and was eligible to receive an annual discretionary performance bonus of up to 40% of his annual base salary and certain severance benefits. Effective February 2015, our Board of Directors approved increasing Dr. Wilson’s base salary to $390,000 and his annual discretionary bonus to up to 50% of his annual base salary. Dr. Wilson’s employment is at will and may be terminated at any time by either Dr. Wilson or by us. In March 2016, we entered into an amended and restated employment agreement with Dr. Wilson, which replaced and superseded his previous employment agreement. Pursuant to his amended and restated employment agreement, Dr. Wilson is paid an annual base salary of $429,000 and is eligible to receive an annual performance bonus based on a target amount of 50% of his annual base salary. Dr. Wilson also is entitled to severance benefits that are described in the “Potential Payments Upon Termination or Change of Control” below.

Dr. Gualberto

We entered into an executive employment agreement with Dr. Gualberto, which was effective as of October 1, 2014 and was amended in March 2015, setting forth the terms of his employment as our Chief Medical Officer. Pursuant to the agreement, Dr. Gualberto was paid an annual base salary of $350,000 and was eligible to receive an annual discretionary performance bonus of up to 30% of his annual base salary and certain severance benefits. Effective February 2015, our Board of Directors approved increasing Dr. Gualberto’s base salary to $360,000 and his annual discretionary bonus to up to 35% of his annual base salary. Dr. Gualberto’s employment is at will and may be terminated at any time by either Dr. Gualberto or by us. In March 2016, we entered into an amended and restated employment agreement with Dr. Gualberto, which replaced and superseded his previous employment agreement. Pursuant to his amended and restated employment agreement, Dr. Gualberto is paid an annual base salary of $380,100 and is eligible to receive an annual performance bonus based on a target amount of 35% of his annual base salary. Dr. Gualberto also is entitled to severance benefits that are described in the “Potential Payments Upon Termination or Change of Control” below.

Ms. North

We entered into an executive employment agreement with Ms. North, which was effective as of January 12, 2015 and was amended in March 2015, setting forth the terms of her employment as our Senior Vice President, General Counsel. Pursuant to the agreement, Ms. North was paid an annual base salary of $300,000 and was eligible to receive an annual discretionary performance bonus of up to 30% of her annual base salary and certain severance benefits. Effective February 2015, our Board of Directors approved increasing Ms. North’s annual discretionary bonus to up to 35% of her annual base salary. Ms. North’s employment is at will and may be terminated at any time by either Ms. North or by us. In March 2016, we entered into an amended and restated employment agreement with Ms. North, which replaced and superseded her previous employment agreement. Pursuant to her amended and restated employment agreement, Ms. North is paid an annual base salary of $331,900 and is eligible to receive an annual performance bonus based on a target amount of 35% of her annual base salary. Ms. North also is entitled to severance benefits that are described in the “Potential Payments Upon Termination or Change of Control” below.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which our Named Executive Officers service terminates, the Named Executive Officers are entitled to receive amounts previously earned during his or her term of service, including accrued and unpaid salary and unused vacation pay.

Under the employment agreements for the Named Executive Officers, all severance payments are conditioned upon the executive providing a release of claims against us. If we terminate the executive’s employment without cause or the executive resigns for good reason more than 59 days prior to or 12 months after the closing of a corporate transaction, we will pay:

•	a cash lump-sum payment in an amount equal to 12 months of the executive’s then annual base salary; and

•	payment of COBRA group health insurance premiums for the executive up to 12 months.

The employment agreements for our Named Executive Officers also provide that if we terminate the executive’s employment without cause or the executive resigns for good reason less than 59 days before or within 12 months after the closing of a corporate transaction, we will pay:

•	with respect to Dr. Wilson, a cash lump-sum payment in an amount equal to 15 months of Dr. Wilson’s then annual base salary;

•	with respect to Dr. Gualberto and Ms. North, a cash lump-sum payment in an amount equal to 12 months of the executive’s then annual base salary;

•	a cash lump-sum payment in an amount equal to the executive’s full target bonus amount for services to be performed during the year in which the corporate transaction occurs;

•	with respect to Dr. Wilson, payment of COBRA group health insurance premiums for up to 15 months; and

•	with respect to Dr. Gualberto and Ms. North, payment of COBRA group health insurance premiums for up to 12 months; and

•	accelerated vesting of all of the executive’s outstanding stock awards in full.

For purposes of the Named Executive Officer employment agreements:

•

“cause” generally means, (1) being convicted of or pleading guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (2) participating in a fraud or act of dishonesty against us; (3) materially breaching any agreement with us or any of our written policies, and not curing such breach within five days of our written notice of such breach; (4) engaging in conduct that demonstrates gross unfitness to serve; or (5) engaging in willful misconduct or refusing to comply with any lawful directive of us, and not curing such noncompliance within five days of our written notice of such noncompliance.

•

“good reason” generally means, if any of the following actions are taken by us without such executive officer’s written consent: (1) a material reduction in the executive’s base salary, unless pursuant to a generally applicable salary reduction program; (2) a material reduction in the executive’s duties (including responsibilities and/or authorities); (3) if applicable, a material reduction in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to someone other than our chief executive officer; (4) relocation of the executive’s principal place of employment to a place that increases his or her one-way commute by more than 50 miles; or (5) any other action or inaction that constitutes a material breach by us of the executive’s employment agreement or other service agreement.

•

“corporate transaction” generally means the consummation, in a single transaction or is a series of related transactions, of (1) a sale, lease, or other disposition or all or substantially all of our consolidated assets; (2) a merger, consolidation, or similar transaction following which we are not the surviving entity, or (3) a merger, consolidation or similar transaction following which we are the surviving entity but the units outstanding immediately preceding the transaction are converted or exchanged into other property, whether in the form of securities, cash or otherwise.

We believe that these severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a corporate transaction because providing change of control related severance benefits also should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential transactions that may be in the best interests of our stockholders. We also believe that our severance benefit arrangements with our Named Executive Officers are consistent with compensation arrangements provided in a competitive market for executive talent and the events triggering payment represent appropriate hurdles for the severance benefits. We further believe that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the company.

Compensation Recovery Policies

The Board of Directors and the Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Board of Directors the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Other Equity Compensation Plans

Amended and Restated 2014 Equity Incentive Plan

The board of directors and stockholders of Prior Kura approved the Prior Kura 2014 Equity Incentive Plan in August 2014 and we approved the amendment and restatement of the Prior Kura 2014 Equity Incentive Plan pursuant to our 2014 Plan, which became effective in April 2015. As of December 31, 2015, there were unvested restricted stock awards covering 3,232,350 shares that were granted under the Prior Kura 2014 Equity Incentive Plan, outstanding stock options to purchase 574,312 shares that were granted under our 2014 Plan and 478,272 shares remaining available for the grant of stock awards under our 2014 Plan.

Stock Awards. The 2014 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, which we refer to collectively as stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Additionally, the 2014 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share Reserve. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2014 Plan as restated was 5,975,000 shares. Additionally, the number of shares of our common stock reserved for issuance under our 2014 Plan will automatically increase on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The number of shares of our common stock reserved for issuance under our 2014 Plan was increased on January 1, 2016 by an additional 854,822 shares to a total of 6,829,822 shares. The maximum number of shares that may be issued upon the exercise of ISOs under our 2014 Plan is 12,000,000 shares.

No person may be granted stock awards covering more than 1,000,000 shares of our common stock under our 2014 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 1,000,000 shares or a performance cash award having a maximum value in excess of $1,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2014 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2014 Plan. In addition, the following types of shares under the 2014 Plan may become available for the grant of new stock awards under the 2014 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2014 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

Administration. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2014 Plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2014 Plan, our Board of Directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award. In May 2015, our Board of Directors established a Stock Option Committee and granted such committee authority to grant stock options under the 2014 Plan in accordance with certain guidelines to employees who are not executive officers and are not then subject to Section 16 of the Exchange Act.

The plan administrator has the authority to modify outstanding awards under our 2014 Plan. Subject to the terms of our 2014 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2014 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2014 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2014 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations On Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock that has not vested will be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2014 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2014 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2014 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Board of Directors can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholders’ equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) stockholders’ equity; (29) capital expenditures; (30) debt levels; (31) operating profit or net operating profit; (32) workforce diversity; (33) growth of net income or operating income; (34) billings; (35) bookings; (36) employee retention; (37) initiation of phases of clinical trials and/or studies by specific dates; (38) patient enrollment rates; (39) budget management; (40) submission to, or approval by, a regulatory body (including, but not limited to the FDA) of an applicable filing or a product candidate; (41) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (42) regulatory milestones; (43) progress of internal research or clinical programs; (44) progress of partnered programs; (45) partner satisfaction; (46) timely completion of clinical trials; (47) submission of INDs and NDAs and other regulatory achievements; (48) research progress, including the development of programs; (49) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and (50) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board of Directors.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (1) in the award agreement at the time the award is granted or (2) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (a) to exclude restructuring and/or other nonrecurring charges; (b) to exclude exchange rate effects; (c) to exclude the effects of changes to generally accepted accounting principles; (d) to exclude the effects of any statutory adjustments to corporate tax rates; (e) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (f) to exclude the dilutive effects of acquisitions or joint ventures; (g) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (h) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (i) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (j) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (k) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (l) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (m) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the FDA or any other regulatory body. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2014 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2014 Plan pursuant to Section 162(m) of the Code) and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2014 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2014 Plan, a change of control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a consummated sale, lease or exclusive license or other disposition of all or substantially of our assets; or (4) when a majority of our Board of Directors becomes comprised of individuals who were not serving on our Board of Directors on the date of adoption of the 2014 Plan, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Amendment and Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2014 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after March 6, 2025, which is the tenth anniversary of the date our Board of Directors amended and restated our 2014 Plan.

2015 Employee Stock Purchase Plan

Additional long-term equity incentives may be provided through the 2015 Employee Stock Purchase Plan, or the ESPP, which became effective in April 2015. No offerings have yet commenced under the ESPP. The purpose of the ESPP is to retain the services of employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our Board of Directors administers the ESPP. Under the ESPP, all of our regular employees (including the Named Executive Officers) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than twenty-seven months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

As of December 31, 2015, we had 25,000 shares of common stock reserved for future issuance under the ESPP. Pursuant to the evergreen provision in the ESPP, the number of shares of our common stock reserved for future issuance under the ESPP was increased on January 1, 2016 by an additional 213,705 shares to a total of 238,705 shares.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders(2)	574,312	$9.10	503,272
Equity compensation plans not approved by stockholders(3)	—	—	—

Total	574,312	$9.10	503,272

(1)

Under the terms of our 2014 Plan, on January 1, 2016 and annually thereafter through January 1, 2025, the number of shares of our common stock reserved for issuance under our 2014 Plan will automatically increase by a number of shares equal to (i) 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year or (ii) a lesser amount determined by our Board of Directors. Under the terms of our ESPP, on January 1, 2016 and annually thereafter through January 1, 2025, the number of shares of our common stock reserved for issuance under our ESPP will automatically increase by a number of shares equal to the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 2,000,000 shares; or (iii) an amount determined by our Board of Directors.

(2)	Includes the 2014 Plan and the ESPP. 25,000 shares under column (c) are attributable to the ESPP.
(3)	As of December 31, 2015, we did not have any equity compensation plans that were not approved by our stockholders.

401(k) Plan

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our 401(k) plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limits and to have the amount of this reduction contributed to our 401(k) plan. The 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. As of December 31, 2015, we have not made any discretionary or matching contributions to the plan on behalf of participating employees. The 401(k) plan currently does not offer the ability to invest in our securities.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table summarizes the compensation earned by or paid to each of the non-employee directors in 2015. Mr. Hoffman joined our Board of Directors in March 2015, Mr. Hasnain joined in April 2015, and Mr. Malley joined in October 2015:

DIRECTOR COMPENSATION FOR FISCAL YEAR  2015

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Faheem Hasnain	$34,874	$120,207	(2)	$155,081
Robert E. Hoffman	$40,969	$120,207	(3)	$161,176
Thomas Malley	$10,417	$129,306	(4)	$139,723

(1)

Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option awarded during 2015 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 12 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

Represents an option to purchase 30,000 shares of our common stock granted to Mr. Hasnain for service as a member of our Board of Directors. The shares subject to this award vest at the rate of one-third of the original number of shares on each of the first, second and third anniversaries of the April 23, 2015 vesting commencement date, provided that Mr. Hasnain continues to provide services to us through such dates. As of December 31, 2015, an aggregate of 30,000 shares were subject to all outstanding options to purchase our common stock held by Mr. Hasnain.

(3)

Represents an option to purchase 30,000 shares of our common stock granted to Mr. Hoffman for service as a member of our Board of Directors. The shares subject to this award vest at the rate of one-third of the original number of shares on each of the first, second and third anniversaries of the March 17, 2015 vesting commencement date, provided that Mr. Hoffman continues to provide services to us through such dates. As of December 31, 2015, an aggregate of 30,000 shares were subject to all outstanding options to purchase our common stock held by Mr. Hoffman.

(4)

Represents an option to purchase 30,000 shares of our common stock granted to Mr. Malley for service as a member of our Board of Directors. The shares subject to this award vest at the rate of one-third of the original number of shares on each of the first, second and third anniversaries of the October 13, 2015 vesting commencement date, provided that Mr. Malley continues to provide services to us through such dates. As of December 31, 2015, an aggregate of 30,000 shares were subject to all outstanding options to purchase our common stock held by Mr. Malley.

Prior to 2015, we did not pay cash or equity compensation to directors for their service on the Board of Directors because historically all our directors were also our employees.

In March 2015, our Board of Directors adopted a compensation policy that is applicable to all of our non-employee directors. Our Board of Directors approved an amendment to this compensation policy in October 2015. This compensation policy, as amended, provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•	an annual cash retainer of $35,000;

•

an additional annual cash retainer of $7,500, $5,000 and $3,750 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an additional annual cash retainer of $7,500, $5,000 and $3,750 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an initial option grant to purchase 30,000 shares of our common stock on the date of each new non-employee director’s appointment to our Board of Directors, vesting annually over a three year period; and

•

an annual option grant to purchase 10,000 shares of our common stock on the date of each of our annual stockholder meetings, vesting in full on the one year anniversary of the date of grant (the foregoing grants to non-employee directors joining our Board of Directors after our Annual Meeting and other than at an annual stockholder meeting will be prorated for the number of months remaining until our next annual stockholder meeting).

Each of the initial and annual option grants described above will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2014 Plan). The term of each option will be ten years, subject to earlier termination as provided in the 2014 Plan, except that the post-termination exercise period will be for 12 months from the date of termination, if such termination is other than for cause or due to death or disability. The options will be granted under our 2014 Plan, the terms of which are described in more detail above under “Other Equity Compensation Plans—Amended and Restated 2014 Equity Incentive Plan.”

Director’s fees are prorated to the date the director is appointed or elected. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors, subject to our travel policy.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits our directors’ liability to the fullest extent permitted under Delaware corporate law. Delaware corporate law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is, or is threatened to be, made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our stockholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We have provided for this indemnification in our amended and restated certificate of incorporation because we believe that it is important to attract qualified directors and officers.

We have entered into indemnification agreements with each of our executive officers and directors that require us to indemnify such persons against any and all expenses, including judgments, fines or penalties, attorney’s fees, witness fees or other professional fees and related disbursements and other out-of-pocket costs incurred, in connection with any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry or administrative hearing, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our amended and restated certificate of incorporation and amended and restated bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant and the related person had or will have a direct or indirect material interest where the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years.

Since January 1, 2015, we and Prior Kura have engaged in the following transactions with our respective directors, executive officers and holders of more than 5% of voting securities, which we refer to as principal stockholders, and affiliates or immediate family members of our respective directors, executive officers and principal stockholders, other than employment and compensation arrangements, certain of which are described in the section above titled “Executive Compensation.” We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Convertible Note Financings

In October 2014, Prior Kura entered into a note purchase agreement with Araxes pursuant to which Prior Kura issued to Araxes a convertible promissory note in aggregate principal amount of $2.0 million, or the October 2014 note. Araxes is affiliated with the following director and executive officers of us and Prior Kura: Troy E. Wilson, Ph.D., J.D., Heidi Henson, Yi Liu, Ph.D., Antonio Gualberto, M.D., Ph.D., Pingda Ren, Ph.D. and Annette North. The October 2014 note accrued interest at a rate of 8% per annum, compounded annually.

In January 2015, Prior Kura entered into a note purchase agreement with certain investors, including certain executive officers and directors or entities affiliated with such individuals, pursuant to which Prior Kura issued $3.0 million aggregate principal amount of convertible notes, or the January 2015 notes. The January 2015 notes accrued interest at a rate of 8% per annum, compounded annually.

The holders of the January 2015 notes included the following related parties:

Participants	Aggregate Principal Amount of Notes Converted
Directors and Executive Officers
Troy E. Wilson, Ph.D., J.D.(1)	$75,000
Heidi Henson	$35,000
Pingda Ren, Ph.D.	$150,000
Antonio Gualberto, M.D., Ph.D.	$250,000
Faheem Hasnain	$150,000

(1)	Dr. Wilson participated through his affiliated family trust, Red Fish Blue Fish Revocable Trust, dated December 31, 2012.

The October 2014 note and the January 2015 notes were converted into shares of Prior Kura common stock in connection with the Private Placement discussed in “Common Stock Issued in Private Placement in 2015” below.

Asset Purchase Agreement and Convertible Note

In December 2014, Prior Kura entered into an asset purchase agreement with Araxes pursuant to which Prior Kura purchased all of Araxes’ patent rights in the ERK program, including KO-947 and additional backup compounds, and related intellectual property. In connection with the asset purchase agreement, Prior Kura issued to Araxes a convertible promissory note in aggregate principal amount of $500,000, or the December 2014 note. The December 2014 note accrued interest at a rate of 8% per annum. The December 2014 note was converted into shares of Prior Kura common stock in connection with the Private Placement discussed in “Common Stock Issued in Private Placement in 2015” below.

Common Stock Issued in Private Placement in 2015

The following table summarizes Prior Kura’s sales of its common stock on March 6, 2015 in the Private Placement to its executive officers, directors and beneficial owners of more than five percent of its voting securities or entities affiliated with them. The purchase price of $3.16 per share (as adjusted to $6.32 per share after giving effect to the Merger) was the fair market value as determined by arms-length negotiations between sophisticated investors and Prior Kura’s management and Board of Directors. In addition, the aggregate principal amount plus accrued interest of the October 2014 note, the December 2014 note and the January 2015 notes was converted into shares of Prior Kura common stock at the purchase price of $3.16 per share (as adjusted to $6.32 per share after giving effect to the Merger). Prior Kura received no additional consideration from the conversion of the October 2014 note, the December 2014 note and the January 2015 notes.

Participants	Purchase Price of Common Stock	Principal Plus Accrued Interest of Convertible Notes Through Date of Conversion(1)		Shares of Common Stock Issued(2)
Greater than 5% stockholders
Entities affiliated with FMR LLC	$11,670,000	$—		3,693,038	(3)
EcoR1 Capital, LLC	$9,164,000	$—		2,900,000	(4)
ARCH Venture Fund VIII, L.P.	$8,500,002	$—		2,689,874
Directors and Executive Officers
Troy E. Wilson, Ph.D., J.D.	$—	$2,646,364	(5)	837,454	(6)
Heidi Henson	$—	$35,368		11,192
Pingda Ren, Ph.D.	$—	$151,578		47,966
Antonio Gualberto, M.D., Ph.D.	$—	$252,630		79,946
Robert E. Hoffman	$60,002	$—		18,988
Faheem Hasnain	$—	$151,578		47,966
Thomas Malley	$250,000	$—		79,114	(7)

(1)	Per the terms of the convertible promissory notes, with respect to the conversion, interest was calculated through February 28, 2015. Interest accrued after February 28, 2015 was paid in cash.
(2)	Does not reflect the adjustment in the number of shares as a result of the Merger.
(3)	Includes (a) 3,041,174 shares purchased by Fidelity Select and (b) 651,864 shares purchased by Fidelity Advisor.
(4)

Includes (a) 1,836,000 shares purchased by EcoR1 Capital Fund Qualified, L.P. and (b) 1,064,000 shares purchased by EcoR1 Capital Fund, L.P. EcoR1 Capital, LLC, as the sole general partner of EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P., may be deemed to beneficially own the shares held of record by EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P.

(5)	Includes (a) $75,789 from a note owned by Dr. Wilson’s affiliated family trust, Red Fish Blue Fish Revocable Trust, dated December 31, 2012 and (b) $2,570,575 from notes owned by Araxes.
(6)	Includes (a) 23,982 shares purchased by Dr. Wilson’s affiliated family trust, Red Fish Blue Fish Revocable Trust, dated December 31, 2012 and (b) 813,472 shares purchased by Araxes.
(7)	Consists of shares purchased by Mossrock Capital, LLC, of which Mr. Malley is the president.

At the Effective Time of the Merger, on March 6, 2015, each share of Prior Kura common stock outstanding immediately prior to the Effective Time was exchanged for 0.5 shares of our common stock. The following table summarizes the exchange of the outstanding shares of Prior Kura common stock at the Effective Time by our executive officers, directors and beneficial owners of more than five percent of our voting securities or entities affiliated with them.

Participants	Number of Shares of Prior Kura Common Stock Held Immediately Prior to Exchange	Number of Shares of Our Common Stock Held Immediately Following Exchange
Greater than 5% stockholders
Entities affiliated with FMR LLC(1)	3,693,038	1,846,519
EcoR1 Capital, LLC(2)	2,900,000	1,450,000
ARCH Venture Fund VIII, L.P.	2,689,874	1,344,937
Kevan Shokat, Ph.D.	1,500,000	750,000
Directors and Executive Officers
Troy E. Wilson, Ph.D., J.D.(3)	4,287,454	2,143,727
Heidi Henson(4)	511,192	255,596
Yi Liu, Ph.D.(5)	1,500,000	749,999
Antonio Gualberto, M.D., Ph.D.	679,946	339,973
Annette North	187,500	93,750
Pingda Ren, Ph.D.(6)	1,547,966	773,982
Robert E. Hoffman	18,988	9,494
Faheem Hasnain	47,966	23,983
Thomas Malley(7)	79,114	39,557

(1)

Consists of (a) 3,041,174 shares of Prior Kura common stock owned by Fidelity Select, which were exchanged for 1,520,587 shares of our common stock, and (b) 651,864 shares of Prior Kura common stock owned by Fidelity Advisor, which were exchanged for 325,932 shares of our common stock.

(2)

Consists of (a) 1,836,000 shares of Prior Kura common stock owned by EcoR1 Capital Fund Qualified, L.P., which were exchanged for 918,000 shares of our common stock, and (b) 1,064,000 shares of Prior Kura common stock owned by EcoR1 Capital Fund, L.P., which were exchanged for 532,000 shares of our common stock. EcoR1 Capital, LLC, as the sole general partner of EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P., may be deemed to beneficially own the shares held of record by EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P.

(3)

Consists of (a) 3,473,982 shares of common stock owned by Red Fish Blue Fish Revocable Trust, dated December 31, 2012, which were exchanged for 1,736,991 shares of our common stock, and (b) 813,472 shares of common stock owned by Araxes, which were exchanged for 406,736 shares of our common stock. Dr. Wilson is the trustee of Red Fish Blue Fish Revocable Trust, dated December 31, 2012 and as such has the dispositive power and control over the securities held by such trust.

(4)

Consists of (a) 501,192 shares of common stock owned by Heidi Henson, which were exchanged for 250,596 shares of our common stock, (b) 5,000 shares of common stock owned by Heidi Henson, Custodian for Emily Henson, of which Ms. Henson has dispositive power and control, which were exchanged for 2,500 shares of our common stock and (c) 5,000 shares of common stock owned by Heidi Henson, Custodian for Joshua Henson, of which Ms. Henson has dispositive power and control, which were exchanged for 2,500 shares of our common stock.

(5)

Consists of (a) 1,468,750 shares of common stock owned by Yi Liu, Ph.D., which were exchanged for 734,375 shares of our common stock, (b) 15,625 shares of common stock owned by Yi Liu, Custodian for Max Liu, of which Dr. Liu has dispositive power and control, which were exchanged for 7,812 shares of our common stock, and (c) 15,625 shares of common stock owned by Yi Liu, Custodian for Nicholas Liu, of which Dr. Liu has dispositive power and control, which were exchanged for 7,812 shares of our common stock.

(6)

Consists of (a) 1,516,716 shares of common stock owned by Pingda Ren, Ph.D., which were exchanged for 758,358 shares of our common stock, (b) 15,625 shares of common stock owned by Pingda Ren, Custodian for Evan T. Ren, of which Dr. Ren has dispositive power and control, which were exchanged for 7,812 shares of our common stock, and (c) 15,625 shares of common stock owned by Pingda Ren, Custodian for Oliver T. Ren, of which Dr. Ren has dispositive power and control, which were exchanged for 7,812 shares of our common stock.

(7)	Consists of shares of common stock owned by Mossrock Capital, LLC, of which Mr. Malley is the president.

Registration Rights Agreement

At the closing of the Private Placement, Prior Kura entered into a registration rights agreement with the investors in the Private Placement and also the existing stockholders of Prior Kura who agreed to become parties to certain provisions of the agreement or who choose to become parties in the future. We assumed the registration rights agreement in connection with the Merger. Pursuant to the registration rights agreement and subject to the rules and regulations of the SEC, we agreed to file a shelf registration statement covering the resale of the shares of our common stock held by the investors in the Private Placement and the shares of our common stock held by the former stockholders of Prior Kura who are parties to the agreement. We were required to file the shelf registration statement by May 5, 2015, 60 days following the date of the registration rights agreement, which we filed on April 17, 2015 and which was declared effective on July 21, 2015.

We will be liable to each investor in the Private Placement (but not to the former stockholders of Prior Kura who are parties to the agreement) for liquidated damages, on a 30-day basis, equal to 1.0% of the aggregate purchase price paid by the investor for the registrable shares of our common stock then held by the investor, subject to an overall cap of 5%, (i) if we suspend (subject to limited suspension periods described below) or terminate the registration statement prior to the date which is the earlier of (x) the third anniversary of its effectiveness (or the third anniversary of the date on which all registrable shares (subject to certain limitations) are included therein, if later) and (y) the date on which all of the registrable shares cease to be registrable shares, or (ii) in the event one or more suspensions of the effectiveness of the registration statement exceeds 60 days in the aggregate during any 12-month period. We will be permitted to suspend the registration statement up to two times during any 12-month period provided such suspensions do not exceed 30 consecutive days or 60 days in the aggregate in any 12-month period, and a second suspension does not commence sooner than 30 days after the termination of the first suspension. Any suspension associated with our filing of an annual, periodic or current report, as required by the Exchange Act, will be permitted and will not be counted against the 60 day limitation. Any shares not registered due to the Rule 415 doctrine will not be subject to liquidated damages. Expenses with respect to the filing and effectiveness of such registration statement (but not selling expenses, or underwriter or agent compensation) will be paid by us, including expenses of one counsel for certain of the selling stockholders up to $25,000.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Indemnity Agreement

As a condition to the Merger, we entered into an Indemnity Agreement with our former officers and directors pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

Sublease Agreement

In August 2014, Prior Kura entered into a sublease agreement with Wellspring Biosciences LLC, or Wellspring, a wholly-owned subsidiary of Araxes, which was amended in December 2014.

Services Agreements

In October 2014, Prior Kura entered into a services agreement with Wellspring. Under the services agreement, we pay Wellspring for the provision of various services, including research and development services, an amount equal to the number of full time equivalents, or FTEs, performing the services, at an FTE rate of $400,000, plus actual expenses as reasonably incurred.

In October 2014, Prior Kura entered into a management services agreement with Araxes, under which Araxes pay us a fixed fee of $100,000 per month for the provision of management services including executive management services, general administrative services, financial and tax related services and development of intellectual property. In addition, the agreement allows for Araxes to reimburse us an amount equal to the number of FTEs performing research and development services for Araxes, at an FTE rate of $350,000, plus actual expenses as reasonably incurred.

Participation in Public Offering

In November 2015, we closed a public offering of an aggregate of 6,883,467 shares of our common stock at a price to the public of $8.00 per share, or the 2015 Offering. The net proceeds to us from the 2015 Offering were approximately $50.3 million, after deducting underwriting discounts and commissions and offering expenses payable by us.

Purchasers in the 2015 Offering included the following then holders of more than 5% of our common stock, or entities affiliated with them. The following table sets forth the proceeds received and the shares of common stock issued to such holders in the 2015 Offering:

Participants	Proceeds	Shares of Common Stock
Greater than 5% stockholders
Entities affiliated with FMR LLC	$10,137,600	1,267,200
EcoR1 Capital, LLC	$8,000,000	1,000,000
ARCH Venture Fund VIII, L.P.	$4,350,000	543,750

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-party transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-party transactions.” For purposes of our policy only, a “related-party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related party” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-party transactions under this policy. A related party is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such parties.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-party transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related parties, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-parties transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Kura Oncology, Inc. stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Kura Oncology, Inc. Direct your written request to Kura Oncology, Inc., Attn: Investor Relations, 11119 North Torrey Pines Road, Suite 125, La Jolla, CA 92037 or contact Investor Relations at (858) 500-8803. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Heidi Henson Chief Financial Officer and Secretary

                    , 2016

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KURA ONCOLOGY, INC.

Kura Oncology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Kura Oncology, Inc.

SECOND: The date on which the Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was November 16, 2007.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) as follows:

1. Section C of Article V of the Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

“C.    Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the corporation entitled to vote at an election of directors, voting together as a single class.”

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment to Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Kura Oncology, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of                     , 2016.

Troy E. Wilson, Ph.D., J.D.
President and Chief Executive Officer

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